EXHIBIT 10.4

AMENDMENT NO. 1 TO CONSTRUCTION LOAN AGREEMENT

This AMENDMENT NO. 1 TO CONSTRUCTION LOAN AGREEMENT (this “First Amendment”) is made and entered into, effective for all purposes and in all respects, as of August 13, 2019, by and between GROTON STATION FUEL CELL, LLC, a Connecticut limited liability company (the “Borrower”) and FIFTH THIRD BANK, an Ohio banking corporation (the “Lender” and, together with the Borrower, the “Parties”).

WHEREAS, the Borrower and Lender entered into that certain Construction Loan Agreement dated as of February 28, 2019 (as amended, modified and/or supplemented from time to time, the “Loan Agreement”);

WHEREAS, the Parties now desire to amend the Loan Agreement; and

WHEREAS, the Parties desire to set forth herein the terms and conditions of their agreements and understandings with respect to the foregoing.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises of the Parties contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending legally and equitably to be bound, hereby covenant and agree as follows:

Section 1.Definitions.Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Loan Agreement.

Section 2. Amendments to Loan Agreement.

a.	The definition of “Commitment” in the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“Commitment” means the obligation of the Lender to make Construction Loans to the Borrower pursuant to Section 2.1 in an aggregate outstanding principal amount not to exceed $18,000,000.

b.	The definition of “Material Project Agreements” in the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“Material Project Agreements” means: (i) the Power Purchase Agreement; (ii) the Interconnection Agreement, (iii) the Sublease Agreement; (iv) the EPC Contract; (v) the Service Agreement; (vi) the Take-out Commitment Letter; (vii) the binding loan agreement between Borrower and its lenders, in a reasonable and acceptable form and substance that allows for repayment of construction loan of the Lender; and (viii) any replacement of any of the foregoing agreements.

c.	Section 6.12 to the Loan Agreement is hereby deleted in its entirely and replaced with the following:

6.12Bailee Letters, Take-out Financing.The Borrower shall:

(a) no later than August 16, 2019, deliver to the Lender bailee letters acknowledging the Lender’s lien on the Collateral, each in form and substance reasonably acceptable to the Lender, executed by the Lender, each applicable Loan Party and each owner of the fuel cell unit where such unit is held.  In furtherance of the foregoing, the Borrower represents and warrants to Lender that each such unit is owned by and registered in the name of the Borrower;

(b) no later than August 21, 2019, deliver to the Lender an agreement, in form and substance reasonably acceptable to the Lender, executed by the Borrower and the Parent, pursuant to which the parties thereto confirm a plan to fund the remaining project costs needed to complete construction of the Project;

(c) complete the conditioning of the first of the remaining two fuel cell units no later than September 19, 2019 and the final fuel cell unit by October 25, 2019, such that each is completed, ready for operation and in storage; and

(d) deliver to the Lender, no later than September 28, 2019 with an automatic extension through October 21, 2019, if (i) the lender under the Hercules Loan Agreement extend the cure period or standstill period for any event of default under the Hercules Loan Agreement past October 21, 2019 or (ii) if the Hercules Loan Agreement has been repaid in its entirety (i) a binding loan agreement, in form and substance reasonably acceptable to the Lender, executed by the Borrower and the Take-out Lenders, pursuant to which the Takeout Lenders shall have, individually or collectively, agreed to provide a Take-out Financing and (ii) one or more binding letters of intent from tax equity investors committing to provide tax equity financing with respect to the Project; provided that, such date shall be extended by an additional 60 days (I) due to delays outside the control of the Borrower or (ii) if the Lender is reasonably satisfied that the Borrower is negotiating diligently and in good faith with potential Take-out Lenders or tax equity investors.

d.	Section 8.1(c) to the Loan Agreement is hereby deleted in its entirely and replaced with the following:

(c)Any Loan Party shall breach any term, covenant or agreement contained in this Agreement or in any other Loan Documents and such default shall continue for a period in excess of ten (10) Business Days after the earlier of (i) Lender providing written notice to Borrower of such breach and (ii) Borrower having obtained knowledge of such breach; (provided that if the breach cannot reasonably be cured within such ten (10) Business Day period and Borrower shall have commenced to cure the same within such ten (10) Business Day period and thereafter diligently and expeditiously proceeds to cure the same, such ten (10) Business Day period shall be extended so long as it shall require Borrower, in the exercise of due diligence, to cure the same, but no such extension shall be for a period in excess of thirty (30) Business Days).  Cure periods provided for under this Section 8.1(c) shall not apply to the covenants set forth in Section 6.12, unless Lender is reasonably satisfied that the Borrower is working diligently and in good faith negotiating to meet such deadlines, in which case such cure periods under Section 8.1(c) shall apply, and shall not apply to the covenants in Section 7 or any failure to pay as set forth in Sections 8.1(a) and (b) above; or.

Section 3.Miscellaneous.

e.

Amendment.  By their respective execution hereof, the Parties acknowledge and agree that this First Amendment is intended to and shall fully satisfy the requirements set forth in Section 10.5 of the Loan Agreement with respect to amendment thereof.

f.	Loan Document. This First Amendment is a Loan Document for all purposes under the Loan Agreement.
g.

No Conflict.  To the extent, if any, that any provision of this First Amendment conflicts with or differs from any provision of the Loan Agreement, such provision of this Amendment shall prevail and govern for all purposes and in all respects.

h.

Limited Effect.  The foregoing amendment is limited in effect and, except as specifically set forth above, shall apply only as expressly set forth in this First Amendment and shall not constitute a consent, waiver, modification, approval or amendment of any other provision of the Loan Agreement or any other Loan Document.  Except as expressly provided herein, (i) nothing herein shall limit in any way the rights and remedies of the Lender under the Loan Agreement and the other Loan Documents, and (ii) the terms and conditions of the Loan Agreement and the other Loan Documents remain in full force and effect and are hereby ratified and affirmed.

i.

Severability.  Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting the validity or enforceability of any provision in any other jurisdiction.

j.

Headings.  The headings of various sections of this First Amendment are for convenience of reference only, do not constitute a part hereof and shall not affect the meaning or construction of any provision hereof.

k.

Incorporation by Reference.  The provisions of Section 10.4 (Applicable Law), 10.8 (Survivorship), 10.10 (WAIVER OF JURY TRIAL), 10.13 (Execution in Counterparts) and 10.15 (Entire Agreement) of the Loan Agreement shall apply in all respects to this First Amendment and, as such, are deemed incorporated herein.

IN WITNESS WHEREOF, the Parties have executed this First Amendment as of the date first written above.

BORROWER

GROTON STATION FUEL CELL, LLC

FuelCell Energy Finance, LLC
Sole Member

By:	FuelCell Energy, Inc.
Its:	Sole Member

By:	/s/ Michael S. Bishop
	Name:	Michael S. Bishop
	Title:	Executive Vice President & Chief
Financial Officer

LENDER

FIFTH THIRD BANK

By:	/s/ Natalie Trojan
	Name:	Natalie Trojan
	Title:	Vice President